Exhibit 2(d)




                                 PROMISSORY NOTE


CHF 12,084,832.65                                           June 26, 1996


     FOR VALUE RECEIVED, the undersigned, MARKER INTERNATIONAL, a corporation organized under the laws of the State of Utah, United States of America ("Marker"), hereby promises to pay to the order of LUCIO ROFFI, an individual whose address is Muhlebachstrasse 31, P.O. Box 8032, Zurich, Switzerland ("Roffi"), or such other place as Roffi may designate from time to time, in lawful currency of Switzerland and in immediately available funds, the principal amount of 12,084,832.65 Swiss Francs, upon the earlier of (i) August 31, 1996 or
(ii) the consummation of the public offering by Marker of 2,500,000 shares of its Common Stock, (U.S.) $.01 par value per share, as filed with the United States Securities and Exchange Commission on June 19, 1996.

     If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment computed at the rate of 12% per annum.

     No failure to exercise or delay in exercising any right shall act as a waiver thereof; nor shall any single or partial exercise of any right or remedy act as a waiver of any other right or remedy.

     Marker hereby waives presentment, demand for payment, notice of demand, notice of dishonor, protest, notice of protest, and all other notices whatsoever regarding this Note, and agrees to pay all costs of collection when incurred, including reasonable attorneys' fees. No alteration, amendment or waiver of any provision of this Note may be made without the written agreement of both Marker and Roffi. This Note may not be changed or terminated orally.

     This Note shall be construed in accordance with and governed by the laws of Switzerland applicable to promissory notes executed and delivered in Switzerland.


                                   MARKER INTERNATIONAL




                                   By: /s/ Henry E. Tauber
                                      ------------------------------------
                                      Henry E. Tauber
                                      Chairman of the Board of Directors
                                        and Chief Executive Officer